EXHIBIT 1

Assignment Agreement

Assignment Agreement (the “Agreement”) dated as of August 31, 2013, by and between Goldfield International Investments LTD (the “Assignor”) and Lead Fame International Limited (the “Assignee”). The Assignor and the Assignee are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Assignor holds an 8% Senior Secured Convertible Note issued by Sino Gas International Holdings Inc., a Utah corporation (the “Company”), maturing on December 20, 2013, with a face value of $8 million (the “Note”) (such Note attached hereto as Exhibit A);

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Regulation S (“Regulation S”) as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, for value received, the Assignor wishes to assign and transfer the Note to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

Section 1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Assignee agrees to purchase from Assignor and Assignor agrees to sell to Assignee the Note made pursuant to the Note and other agreements and instruments identified on Exhibit B hereto (the “Note Documents”).

Section 2. Consideration. The Assignee shall pay $8 million USD or equivalent foreign currency (the “Consideration”) to the Assignor for the assignment of the Note via wire or payment method in accordance with instructions set forth in Schedule I here to and shall deliver to Assignor the Assignee’s Closing Items (as hereinafter defined).

Section 3. Closing. The consummation of the purchase and sale pursuant to this Agreement (the “Closing”) shall occur on or before September 16, 2013 (the “Closing Date”) or at such time as otherwise agreed to by both of the Parties in writing. In order to complete the Closing:

(i)	Assignee shall(a) wire transfer the Consideration in accordance with the wiring instructions set forth in Schedule I hereto to Assignor, and (b) deliver Assignee’s Closing Items to Assignor; and

(ii)	Assignor shall deliver Assignor’s Closing Items (as hereinafter defined) to Hankun Law Firm (“Hankun”). Upon confirmation of Assignor’s receipt of the Consideration, Hankun will deliver Assignor’s Closing Items to the Assignee.

Section 4. Purchase and Sale.

(a) Effective upon the Closing, and subject to and conditioned upon the terms, covenants, limitations, and conditions contained herein, Assignor hereby sells, transfers, and assigns to Assignee, and Assignee hereby purchases and accepts from Assignor, in each case on and as of the Closing Date, all of Assignor’s right, title and interest, in, to, and under the Note Documents.

(b) At the Closing, Assignee shall assume, without limitation, all of the obligations of Assignor, which have been disclosed to Assignee in writing, exist on the date of Closing or arise thereafter, under or in connection with the Note Documents.

(c) After the Closing, if Assignor receives any payments from the Company with respect to the Note Documents, Assignor will forward those payments to Assignee.

Section 5. Assignor’s Closing Documents. In connection with the Closing, Assignor shall deliver to Hankun, as provided in Section 3, the following (collectively, the “Assignor’s Closing Items”):

(i)	The original Note;

(ii)	An Assignment and Assumption of the Note Documents, in the form attached hereto as Exhibit E, duly executed by Assignor;

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(iii)	Written Notice of Assignment of the Note, in the form attached hereto as Exhibit F, duly executed by Assignor; and

(iv)	Any other documents reasonably required by Assignee to effect the transactions contemplated hereunder.

Section 6. Assignee’s Closing Obligations. In connection with the Closing, Assignee shall deliver to Assignor, the following (collectively, the “Assignee’s Closing Items”):

(i)	At the Closing, Assignee shall pay the Consideration to Assignor as provided herein; and

(ii)	An Assignment and Assumption of the Note Documents, in the form attached hereto as Exhibit E, duly executed by Assignee.

Section 7. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows:

(a) Assignor has the full power and authority to execute, deliver and perform this Agreement and to enter into and consummate the transactions contemplated by this Agreement. Assignor has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms.

(b) Assignor has delivered any necessary notices or received any necessary consents required to consummate the transactions contemplated by this Agreement including, but not limited to, any consents required from the Company in connection with the assignment of the Note Documents.

(c) Assignor is the legal and beneficial owner and holder of the Note and Assignor has not pledged, assigned or otherwise previously transferred the Note. The Note Documents are free and clear of any adverse claims created by Assignor.

(d) Assignor has not modified or amended the Note, except as disclosed to Assignee in writing.

(e) Assignor believes that, as of the Closing, it should not be an “affiliate” of Company as that term is used in Regulation S.

Section 8. Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor as follows:

(a) Assignee is a limited liability company duly organized, validly existing and in good standing under the laws of British Virgin Island (“BVI”).

(b) Assignee is not a person in the United States or a U.S. Person (as defined in Rule 902(k) of Regulation S) and is not purchasing the Note on behalf of a person in the United States or a U.S. Person.

(c) Assignee acknowledges that the Note has not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. Person unless the securities are registered under the U.S. Securities Act and all applicable state securities laws or an exemption from such registration requirements is available.

(d) Assignee has, and at all relevant times has had, the full power and authority to execute, deliver and perform and to enter into and consummate all transactions contemplated by this Agreement. Assignee has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms.

Section 9. Further Assurances.

(a) Effective upon the Closing, Assignor and Assignee each hereby covenant and agree to execute and deliver all such documents and instruments, and to take such further actions as may be reasonably necessary or appropriate, from time to time, to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated hereby.

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Section 10. Miscellaneous.

(a) Notices. Unless otherwise provided in this Agreement, all notices or demands by any Party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Assignor or Assignee, as the case may be, at its addresses set forth below:

If to Assignor:

Address:

Attn:

If to Assignee:

Address:

Attn:

Facsimile No.:

The Parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

(b) No Waiver. No delay or omission by either Party hereto in exercising any right or power arising from any default by the other Party hereto shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by the other Party hereto. No waiver of any breach of any of the covenants or conditions contained in this Agreement shall be construed to be a waiver of or acquiescence in or consent to any previous or subsequent breach of the same or of any other condition or covenant.

(c) No Third Party Beneficiary. This Agreement is made for the sole benefit of Assignor and Assignee and their respective successors and permitted assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement or any right to the exercise of any right or power of either Party hereto or arising from any default by either Party hereto.

(d) Attorney Fees and Costs. In the event any legal action is undertaken in order to enforce or interpret any provision of this Agreement, the prevailing Party in such legal action, as determined by the court, shall be entitled to receive from the other Party the prevailing Party’s reasonable attorneys’ fees and court costs.

(e) Integration; Entire Agreement. This Agreement and any documents executed in connection herewith or pursuant hereto constitute the entire understanding between the Parties hereto with respect to the subject matter hereof, superseding all prior written or oral understandings, and may not be terminated, modified or amended in any way except by a written agreement signed by each of the Parties hereto.

(f) Counterparts. This Agreement shall come into effect upon execution by Parties and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same document.

(g) Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the Parties consents to the jurisdiction of the Superior Courts of the State of New York and the U.S. District Court for the District of New York sitting in New York County in connection with any dispute arising under this Agreementand hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenience to the bringing of any such proceeding in such jurisdictions.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.

ASSIGNOR:

GOLDFIELD INTERNATIONAL INVESTMENTS LTD

By:	/s/ Xing, Jijun
Name: Xing, Jijun
Title: Director

ASSIGNEE:

LEAD FAME INTERNATIONAL LIMITED

By:	/s/ Dai, Zhonglin
Name: Dai, Zhonglin
Title: Director

SIGNATURE PAGE TO AGREEMENT

SCHEDULE I

Wiring Instructions:

Bank Name:

Bank Address:

SWIFT Code or ABA#:

Account Name:

Account #:

Comments (if applicable):

EXHIBIT A

8% SENIOR SECURED CONVERTIBLE NOTE OF SINO GAS INTERNATIONAL HOLDINGS, INC.

[See Exhibit 4 to Schedule 13D]

EXHIBIT B

NOTE DOCUMENTS

The Note Documents shall consist of:

i)	The Note (attached hereto as Exhibit A);

ii)	That certain Loan Agreement, dated December 21, 2012, by and between the Company and the Assignor, pursuant to which the Note was issued (attached hereto as Exhibit C); and

iii)	That certain Pledge Agreement, dated December 21, 2012, by and between the Company and Assignor, entered into in connection with the issuance of the Note (attached hereto as Exhibit D).

EXHIBIT C

LOAN AGREEMENT DATED DECEMBER 21, 2012

[See Exhibit 2 to Schedule 13D]

EXHIBIT D

PLEDGE AGREEMENT DATED DECEMBER 21, 2012

[See Exhibit 3 to Schedule 13D]

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF THE NOTE DOCUMENTS

(ATTACHED HERETO)

ASSIGNMENT AND ASSUMPTION OF THE NOTE DOCUMENTS

THIS ASSIGNMENT AND ASSUMPTION OF THE NOTE DOCUMENTS is entered into as of August 31, 2013, by and between Goldfield International Investments LTD (the “Assignor”), and Lead Fame International Limited (the “Assignee”).

WHEREAS, the Assignor holds an 8% Senior Secured Convertible Note issued by Sino Gas International Holdings Inc., a Utah corporation (the “Company”), maturing on December 20, 2013, with a face value of $8 million (the “Note”);

WHEREAS, the Assignor has agreed, pursuant to that certain Assignment Agreement, dated as of August 31, 2013, by and between Assignor and Assignee (the “Assignment Agreement”), to grant, assign, convey and transfer to Assignee all of Assignor’s rights, privileges, benefits and remedies in the Note Documents (as that term is defined in the Assignment Agreement).

THEREFORE, in order to carry out the provisions of Assignment Agreement, Assignor hereby irrepealably assigns the Note Documents and all of Assignor’s rights, title and interest, in, to, and under the Note Documents, to Assignee and Assignee agrees to acquire the Note issued by the Company to the Assignor, which is evidenced by the Note Document sand assume all of Assignor’s obligations under the Note Documents.

Assignor:

GOLDFIELD INTERNATIONAL INVESTMENTS LTD

By:
Name: Xing, Jijun
Title: Director

Assignee:

LEAD FAME INTERNATIONAL LIMITED

By:
Name: Dai, Zhonglin
Title: Director

EXHIBIT F

NOTICE OF ASSIGNMENT OF OBLIGATIONS

(ATTACHED HERETO)

Aug. 31, 2012

Sino Gas International Holdings, Inc.

Sino Gas International Holdings, Inc.

No.18 Zhong Guan Cun Dong St.

Haidian District

Beijing, P.R. China

Fax: (86-10) 8260-0042

Attention: Yuchuan Liu, Chairman and CEO

With a copy to:

Jiannan Zhang

Cadwalader, Wickersham & Taft LLP

2301 China Central Place Tower 2

No. 79 Jianguo Road, Beijing 100025, China

Fax: (86-10) 6599-7300

Re: Notice of Assignment of Obligations

To whom it may concern:

You are hereby notified that on August 31, 2013, Goldfield International Investments LTD (“Assignor”) assigned and transferred to (“Assignee”), for good and valuable consideration, certain documents and instruments, including:

i)	That certain 8% Senior Secured Convertible Note issued by Sino Gas International Holdings, Inc., a Utah corporation (the “Company”), with a face value of $8 million and a maturation date of December 20, 2013 (the “Note”);

ii)	That certain Loan Agreement, dated December 21, 2012, by and between the Company and the Assignor, pursuant to which the Note was issued (the “Loan Agreement”); and

iii)	That certain Pledge Agreement, dated December 21, 2012, by and between the Company and Assignor, entered into in connection with the Note and the Loan Agreement (the “Pledge Agreement”, and together with the Note and the Loan Agreement, the “Note Documents”);

In conjunction with such assignment and transfer, and as contemplated and effected by that certain Assignment Agreement, by and between Assignor and Assignee, dated as of August [31], 2013 and documents related thereto, Assignor assigns and transfers all of Assignor’s rights, title and interest, in, to, and under the Note Documents to Assignee.

Please direct future correspondence and payments to the Assignee at the following address:

Suite 906, Office Tower C1

Oriental Plaza, No. 1

East Chang An Ave., Beijing 100738, P. R. China

Telephone: (86 10) 8525 5500

Please contact the undersigned should you have any questions, and we thank you for your cooperation.

Sincerely,

Assignor:

Goldfield International Investments LTD

Name: Xing, Jijun
Title: Director